Exhibit 99.1

NEWS RELEASE January 24, 2024

Contacts: Dan Schlanger, CFO
Kris Hinson, VP Corp Finance & Treasurer
FOR IMMEDIATE RELEASE	Crown Castle Inc.
713-570-3050

CROWN CASTLE REPORTS FOURTH QUARTER 2023 AND FULL YEAR 2023 RESULTS, MAINTAINS OUTLOOK FOR FULL YEAR 2024
January 24, 2024 - HOUSTON, TEXAS - Crown Castle Inc. (NYSE: CCI) ("Crown Castle") today reported results for the fourth quarter and full year ended December 31, 2023 and maintained its full year 2024 outlook, as reflected in the table below.

	Full Year 2024		Full Year 2023
(dollars in millions, except per share amounts)	Current Outlook Midpoint(a)	Midpoint Growth Rate Compared to Full Year 2023 Actual	Actual	Actual Growth Rate Compared to Full Year 2022 Actual

Site rental revenues	$6,370	(2)%	$6,532	4%
Net income (loss)	$1,253	(17)%	$1,502	(10)%
Net income (loss) per share—diluted	$2.88	(17)%	$3.46	(10)%
Adjusted EBITDA(b)	$4,163	(6)%	$4,415	2%
AFFO(b)	$3,005	(8)%	$3,277	2%
AFFO per share(b)	$6.91	(8)%	$7.55	2%
(a)As issued on January 24, 2024 and unchanged from the previous full year 2024 Outlook issued on October 18, 2023.
(b)See "Non-GAAP Measures and Other Information" for further information and reconciliation of non-GAAP financial measures to net income (loss), including on a per share basis.

"Crown Castle delivered 2023 results in line with our expectations, including site rental billings, Adjusted EBITDA, and AFFO. We generated full-year tower organic revenue growth of 5%, achieved 8,000 new small cell nodes for the year, with 2,000 additional nodes completed that are expected to begin billing in first quarter 2024, and returned to year-over-year fiber solutions revenue growth of approximately 3% in the fourth quarter," said Tony Melone, Crown Castle's Interim Chief Executive Officer ("CEO"). "Looking forward, my focus is on delivering on our 2024 Outlook and continuing to serve our customers with excellence, while at the same time supporting the ongoing strategic review of our Fiber business and providing stability through our CEO transition period."
RESULTS FOR THE YEAR
The table below sets forth select financial results for the year ended December 31, 2023 and December 31, 2022.
    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 2

	Actual				Previous 2023 Outlook Midpoint(b)	Actual Compared to Previous Outlook Midpoint
(dollars in millions, except per share amounts)	2023	2022	Change	% Change
Site rental revenues	$6,532	$6,289	$243	4%	$6,511	$21
Net income (loss)	$1,502	$1,675	$(173)	(10)%	$1,469	$33
Net income (loss) per share—diluted	$3.46	$3.86	$(0.40)	(10)%	$3.38	$0.08
Adjusted EBITDA(a)	$4,415	$4,340	$75	2%	$4,422	$(7)
AFFO(a)	$3,277	$3,200	$77	2%	$3,279	$(2)
AFFO per share(a)	$7.55	$7.38	$0.17	2%	$7.54	$0.01
(a)See "Non-GAAP Measures and Other Information" for further information and reconciliation of non-GAAP financial measures to net income (loss), including on a per share basis.
(b)As issued October 18, 2023.

HIGHLIGHTS FROM THE YEAR
•Site rental revenues. Site rental revenues grew 4%, or $243 million, from full year 2022 to full year 2023, inclusive of approximately $361 million in Organic Contribution to Site Rental Billings, a $136 million decrease in straight-lined revenues, and a $15 million increase in amortization of prepaid rent. The $361 million in Organic Contribution to Site Rental Billings, which includes $170 million net contribution from Sprint Cancellations, represents 6.8% growth, or 4.0% when adjusted for the impact of Sprint Cancellations.
•Net income. Net income for the full year 2023 was $1.5 billion compared to $1.7 billion for the full year 2022, and included $85 million of charges incurred during the year related to our restructuring plan announced in July 2023.
•Adjusted EBITDA. Full year 2023 Adjusted EBITDA was $4.4 billion compared to $4.3 billion for the full year 2022, representing 2% growth.
•AFFO and AFFO per share. Full year 2023 AFFO was $3.3 billion, or $7.55 per share, representing growth from the full year 2022 of 2%.
•Capital expenditures. Capital expenditures during the year were $1.4 billion, comprised of $1.3 billion of discretionary capital expenditures and $83 million of sustaining capital expenditures. Discretionary capital expenditures included approximately $1.1 billion attributable to Fiber and $186 million attributable to Towers.
•Common stock dividend. During the year, Crown Castle paid common stock dividends of approximately $2.7 billion in the aggregate, or $6.26 per common share, an increase of 4.7% on a per share basis compared to the same period a year ago.
•Financing activity. In December 2023, Crown Castle issued $1.5 billion in aggregate principal amount of senior unsecured notes in a combination of 5-year and 10-year maturities with a weighted average maturity and coupon of approximately 8 years and 5.7%, respectively. Net proceeds from the senior notes offering were used to repay outstanding indebtedness under its commercial paper program and pay related fees and expenses.
"The growth delivered in 2023 across towers, small cells, and fiber solutions demonstrates our customers' continued demand for our assets, and we are well positioned to execute on our expectations for 2024," stated Dan Schlanger, Crown Castle's Chief Financial Officer. "In December, we issued $1.5 billion of long-term fixed rate debt at a weighted average interest rate of 5.7%, allowing us to end the year with more than 90% fixed rate debt, a weighted average debt maturity of 8 years, limited maturities through 2024, and more than $6 billion of available liquidity under our revolving credit facility."
    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 3
FIBER STRATEGIC REVIEW AND CEO SEARCH
The Fiber Review Committee of Crown Castle's Board of Directors ("Board") is progressing the strategic and operating review of the fiber business with the goal of enhancing stockholder value. Concurrently, the Board's CEO Search Committee is conducting a thorough search to identify Crown Castle's next CEO. The Company will provide updates as developments warrant.
MANAGEMENT CHANGES
Crown Castle announced today that Dan Schlanger will remain in his role as Executive Vice President and Chief Financial Officer. The Company previously announced Mr. Schlanger would depart on March 31, 2024.
"The Board and I, together with Dan, agreed it would be best for him to continue serving as Crown Castle’s CFO," said Mr. Melone. "Dan has been a valuable member of our executive leadership team and has made significant contributions over the past seven years. His expertise and leadership are important as we position the Company for success in 2024 and beyond, in addition to providing continuity during our CEO search process. We are thankful for Dan’s ongoing service and commitment to Crown Castle."
Crown Castle also announced that Mike Kavanagh, currently its Executive Vice President and Chief Commercial Officer, has been appointed Executive Vice President and Chief Operating Officer ("COO") for Towers, and Chris Levendos will serve as Executive Vice President and COO for Fiber, the position he held for several years. Operations and sales responsibilities will be consolidated under each COO by respective segment.
"I believe this leadership structure provides an enhanced focus on generating the highest returns in each business segment and will best enable us to maximize value across our portfolio. I am confident that Mike and Chris will help us execute our strategy and drive stockholder value," stated Mr. Melone.
OUTLOOK
This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle's filings with the SEC.
The following table sets forth Crown Castle's current full year 2024 Outlook, which remains unchanged from the previous full year 2024 Outlook.

    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 4

(in millions, except per share amounts)	Full Year 2024
Site rental billings(a)	$5,740	to	$5,780
Amortization of prepaid rent	$410	to	$435
Straight-lined revenues	$175	to	$200
Site rental revenues	$6,347	to	$6,392
Site rental costs of operations(b)	$1,686	to	$1,731
Services and other gross margin	$65	to	$95
Net income (loss)	$1,213	to	$1,293
Net income (loss) per share—diluted	$2.79	to	$2.97
Adjusted EBITDA(c)	$4,138	to	$4,188
Depreciation, amortization and accretion	$1,680	to	$1,775
Interest expense and amortization of deferred financing costs, net(d)	$933	to	$978
FFO(c)	$2,951	to	$2,996
AFFO(c)	$2,980	to	$3,030
AFFO per share(c)	$6.85	to	$6.97
(a)See "Non-GAAP Measures and Other Information" for our definition of site rental billings.
(b)Exclusive of depreciation, amortization and accretion.
(c)See "Non-GAAP Measures and Other Information" for further information and reconciliation of non-GAAP financial measures to net income (loss), including on a per share basis.
(d)See "Non-GAAP Measures and Other Information" for the reconciliation of "Outlook for Components of Interest Expense."

•Full year 2023 site rental revenues were $21 million above the 2023 Outlook at the midpoint, inclusive of approximately $5 million of higher-than-expected Towers revenue in the fourth quarter not expected to recur in 2024. Our 2024 Outlook remains unchanged and year-over-year core leasing activity is expected to be within the growth ranges below.
•The chart below reconciles the components contributing to expected 2024 growth in site rental revenues. Full year consolidated site rental billings growth, excluding the impact of Sprint Cancellations, is expected to be 5%, inclusive of 4.5% from towers, 13% from small cells, and 3% from fiber solutions.
•The chart below reconciles the components contributing to the year over year change to 2024 AFFO.
    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 5

•The full year 2024 Outlook for discretionary capital expenditures and prepaid rent additions remains unchanged. Expected discretionary capital expenditures are $1.5 billion to $1.6 billion, including approximately $1.4 billion in the Fiber segment and $180 million in the Towers segment, and prepaid rent additions are expected to be approximately $430 million in 2024, including $350 million from Fiber and $80 million from Towers.
Additional information is available in Crown Castle's quarterly Supplemental Information Package posted in the Investors section of our website.
CONFERENCE CALL DETAILS
Crown Castle has scheduled a conference call for Thursday, January 25, 2024, at 10:30 a.m. Eastern time to discuss its full year 2023 results. A listen only live audio webcast of the conference call, along with supplemental materials for the call, can be accessed on the Crown Castle website at https://investor.crowncastle.com. Participants may join the conference call by dialing 833-816-1115 (Toll Free) or 412-317-0694 (International) at least 30 minutes prior to the start time. All dial-in participants should ask to join the Crown Castle call.
A replay of the webcast will be available on the Investor page of Crown Castle's website until end of day, Saturday, January 25, 2025.
ABOUT CROWN CASTLE
Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 90,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service - bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.
    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 6
Non-GAAP Measures and Other Information
This press release includes presentations of Adjusted EBITDA, Adjusted Funds from Operations ("AFFO"), including per share amounts, Funds from Operations ("FFO"), including per share amounts, Organic Contribution to Site Rental Billings, including as Adjusted for Impact of Sprint Cancellations, and Net Debt, which are non-GAAP financial measures. These non-GAAP financial measures are not intended as alternative measures of operating results or cash flow from operations (as determined in accordance with Generally Accepted Accounting Principles ("GAAP")).
Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies, including other companies in the communications infrastructure sector or other real estate investment trusts ("REITs").
In addition to the non-GAAP financial measures used herein, we also provide segment site rental gross margin, segment services and other gross margin and segment operating profit, which are key measures used by management to evaluate our operating segments. These segment measures are provided pursuant to GAAP requirements related to segment reporting. In addition, we provide the components of certain GAAP measures, such as site rental revenues and capital expenditures.
Our non-GAAP financial measures are presented as additional information because management believes these measures are useful indicators of the financial performance of our business. Among other things, management believes that:
•Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is the primary measure used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of the communications infrastructure sector and other REITs to measure financial performance without regard to items such as depreciation, amortization and accretion, which can vary depending upon accounting methods and the book value of assets. In addition, Adjusted EBITDA is similar to the measure of current financial performance generally used in our debt covenant calculations. Adjusted EBITDA should be considered only as a supplement to net income (loss) computed in accordance with GAAP as a measure of our performance.
•AFFO, including per share amounts, is useful to investors or other interested parties in evaluating our financial performance. Management believes that AFFO helps investors or other interested parties meaningfully evaluate our financial performance as it includes (1) the impact of our capital structure (primarily interest expense on our outstanding debt and dividends on our preferred stock (in periods where applicable)) and (2) sustaining capital expenditures, and excludes the impact of our (1) asset base (primarily depreciation, amortization and accretion) and (2) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations or rent free periods, the revenues or expenses are recognized on a straight-lined basis over the fixed, non-cancelable term of the contract. Management notes that Crown Castle uses AFFO only as a performance measure. AFFO should be considered only as a supplement to net income (loss) computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flow from operations or as residual cash flow available for discretionary investment.
•FFO, including per share amounts, is useful to investors or other interested parties in evaluating our financial performance. Management believes that FFO may be used by investors or other interested parties as a basis to compare our financial performance with that of other REITs. FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily real estate depreciation, amortization and accretion). FFO is not a key performance indicator used by Crown Castle. FFO should be considered only as a supplement to net income (loss) computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flow from operations.
    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 7
•Organic Contribution to Site Rental Billings is useful to investors or other interested parties in understanding the components of the year-over-year changes in our site rental revenues computed in accordance with GAAP. Management uses Organic Contribution to Site Rental Billings to assess year-over-year growth rates for our rental activities, to evaluate current performance, to capture trends in rental rates, core leasing activities and tenant non-renewals in our core business, as well as to forecast future results. Separately, we are also disclosing Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations, which is outside of ordinary course, to provide further insight into our results of operations and underlying trends. Management believes that identifying the impact for Sprint Cancellations provides increased transparency and comparability across periods. Organic Contribution to Site Rental Billings (including as Adjusted for Impact of Sprint Cancellations) is not meant as an alternative measure of revenue and should be considered only as a supplement in understanding and assessing the performance of our site rental revenues computed in accordance with GAAP.
•Net Debt is useful to investors or other interested parties in evaluating our overall debt position and future debt capacity. Management uses Net Debt in assessing our leverage. Net Debt is not meant as an alternative measure of debt and should be considered only as a supplement in understanding and assessing our leverage.
Non-GAAP Financial Measures
Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) plus restructuring charges (credits), asset write-down charges, acquisition and integration costs, depreciation, amortization and accretion, amortization of prepaid lease purchase price adjustments, interest expense and amortization of deferred financing costs, net, (gains) losses on retirement of long-term obligations, net (gain) loss on interest rate swaps, (gains) losses on foreign currency swaps, impairment of available-for-sale securities, interest income, other (income) expense, (benefit) provision for income taxes, net (income) loss from discontinued operations, (gain) loss on sale of discontinued operations, cumulative effect of a change in accounting principle and stock-based compensation expense, net.
AFFO. We define AFFO as FFO before straight-lined revenues, straight-lined expenses, stock-based compensation expense, net, non-cash portion of tax provision, non-real estate related depreciation, amortization and accretion, amortization of non-cash interest expense, other (income) expense, (gains) losses on retirement of long-term obligations, net (gain) loss on interest rate swaps, (gains) losses on foreign currency swaps, impairment of available-for-sale securities, acquisition and integration costs, restructuring charges (credits), net (income) loss from discontinued operations, (gain) loss on sale of discontinued operations, cumulative effect of a change in accounting principle and adjustments for noncontrolling interests, less sustaining capital expenditures.
AFFO per share. We define AFFO per share as AFFO divided by diluted weighted-average common shares outstanding.
FFO. We define FFO as net income (loss) plus real estate related depreciation, amortization and accretion and asset write-down charges, less noncontrolling interest and cash paid for preferred stock dividends (in periods where applicable), and is a measure of funds from operations attributable to common stockholders.
FFO per share. We define FFO per share as FFO divided by diluted weighted-average common shares outstanding.
Organic Contribution to Site Rental Billings. We define Organic Contribution to Site Rental Billings as the sum of the change in site rental revenues related to core leasing activity, escalators and payments for Sprint Cancellations, less non-renewals of tenant contracts and non-renewals associated with Sprint Cancellations. Additionally, Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations reflects Organic Contribution to Site Rental Billings less payments for Sprint Cancellations, plus non-renewals associated with Sprint Cancellations.
Net Debt. We define Net Debt as (1) debt and other long-term obligations and (2) current maturities of debt and other obligations, excluding unamortized adjustments, net; less cash, cash equivalents and restricted cash.
Segment Measures
Segment site rental gross margin. We define segment site rental gross margin as segment site rental revenues less segment site rental costs of operations, excluding stock-based compensation expense, net and amortization of prepaid lease purchase price adjustments recorded in consolidated site rental costs of operations.
Segment services and other gross margin. We define segment services and other gross margin as segment services and other revenues less segment services and other costs of operations, excluding stock-based compensation expense, net recorded in consolidated services and other costs of operations.
Segment operating profit. We define segment operating profit as segment site rental gross margin plus segment services and other gross margin, less segment selling, general and administrative expenses.
    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 8
All of these measurements of profit or loss are exclusive of depreciation, amortization and accretion, which are shown separately. Additionally, certain costs are shared across segments and are reflected in our segment measures through allocations that management believes to be reasonable.
Other Definitions
Site rental billings. We define site rental billings as site rental revenues exclusive of the impacts from (1) straight-lined revenues, (2) amortization of prepaid rent in accordance with GAAP and (3) contribution from recent acquisitions until the one-year anniversary of such acquisitions.
Core leasing activity. We define core leasing activity as site rental revenues growth from tenant additions across our entire portfolio and renewals or extensions of tenant contracts, exclusive of (1) the impacts from both straight-lined revenues and amortization of prepaid rent in accordance with GAAP and (2) payments for Sprint Cancellations, where applicable.
Non-renewals. We define non-renewals of tenant contracts as the reduction in site rental revenues as a result of tenant churn, terminations and, in limited circumstances, reductions of existing lease rates, exclusive of non-renewals associated with Sprint Cancellations, where applicable.
Discretionary capital expenditures. We define discretionary capital expenditures as those capital expenditures made with respect to activities which we believe exhibit sufficient potential to enhance long-term stockholder value. They primarily consist of expansion or development of communications infrastructure (including capital expenditures related to (1) enhancing communications infrastructure in order to add new tenants for the first time or support subsequent tenant equipment augmentations or (2) modifying the structure of a communications infrastructure asset to accommodate additional tenants) and construction of new communications infrastructure. Discretionary capital expenditures also include purchases of land interests (which primarily relates to land assets under towers as we seek to manage our interests in the land beneath our towers), certain technology-related investments necessary to support and scale future customer demand for our communications infrastructure, and other capital projects.
Sustaining capital expenditures. We define sustaining capital expenditures as those capital expenditures not otherwise categorized as discretionary capital expenditures, such as (1) maintenance capital expenditures on our communications infrastructure assets that enable our tenants' ongoing quiet enjoyment of the communications infrastructure and (2) ordinary corporate capital expenditures.
Sprint Cancellations. We define Sprint Cancellations as lease cancellations related to the previously disclosed T-Mobile US, Inc. and Sprint network consolidation as described in our press release dated April 19, 2023.
    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 9
Reconciliation of Historical Adjusted EBITDA:

	For the Three Months Ended		For the Twelve Months Ended
(in millions; totals may not sum due to rounding)	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net income (loss)	$361	$413	$1,502	$1,675
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	3	8	33	34
Acquisition and integration costs	—	1	1	2
Depreciation, amortization and accretion	439	431	1,754	1,707
Restructuring charges	13	—	85	—
Amortization of prepaid lease purchase price adjustments	4	4	16	16
Interest expense and amortization of deferred financing costs, net(a)	223	192	850	699
(Gains) losses on retirement of long-term obligations	—	—	—	28
Interest income	(5)	(2)	(15)	(3)
Other (income) expense	2	5	6	10
(Benefit) provision for income taxes	5	2	26	16
Stock-based compensation expense, net	31	36	157	156
Adjusted EBITDA(b)(c)	$1,076	$1,090	$4,415	$4,340
Reconciliation of Current Outlook for Adjusted EBITDA:

	Full Year 2024
(in millions; totals may not sum due to rounding)	Outlook(e)
Net income (loss)	$1,213	to	$1,293
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$42	to	$52
Acquisition and integration costs	$0	to	$6
Depreciation, amortization and accretion	$1,680	to	$1,775
Restructuring charges	$0	to	$15
Amortization of prepaid lease purchase price adjustments	$15	to	$17
Interest expense and amortization of deferred financing costs, net(d)	$933	to	$978
(Gains) losses on retirement of long-term obligations	$0	to	$0
Interest income	$(12)	to	$(11)
Other (income) expense	$0	to	$9
(Benefit) provision for income taxes	$20	to	$28
Stock-based compensation expense, net	$142	to	$146
Adjusted EBITDA(b)(c)	$4,138	to	$4,188
(a)See the reconciliation of "Components of Interest Expense" for a discussion of non-cash interest expense.
(b)See discussion and our definition of Adjusted EBITDA in this "Non-GAAP Measures and Other Information."
(c)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
(d)See the reconciliation of "Outlook for Components of Interest Expense" for a discussion of non-cash interest expense.
(e)As issued on January 24, 2024.

    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 10
Reconciliation of Historical FFO and AFFO:

	For the Three Months Ended		For the Twelve Months Ended
(in millions; totals may not sum due to rounding)	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net income (loss)	$361	$413	$1,502	$1,675
Real estate related depreciation, amortization and accretion	426	417	1,692	1,653
Asset write-down charges	3	8	33	34
FFO(a)(b)	$790	$838	$3,227	$3,362
Weighted-average common shares outstanding—diluted	434	434	434	434

FFO (from above)	$790	$838	$3,227	$3,362
Adjustments to increase (decrease) FFO:
Straight-lined revenues	(51)	(85)	(274)	(410)
Straight-lined expenses	17	18	73	73
Stock-based compensation expense, net	31	36	157	156
Non-cash portion of tax provision	—	2	8	6
Non-real estate related depreciation, amortization and accretion	13	14	62	54
Amortization of non-cash interest expense	3	3	14	14
Other (income) expense	2	5	6	10
(Gains) losses on retirement of long-term obligations	—	—	—	28
Acquisition and integration costs	—	1	1	2
Restructuring charges	13	—	85	—
Sustaining capital expenditures	(28)	(30)	(83)	(95)
AFFO(a)(b)	$790	$802	$3,277	$3,200
Weighted-average common shares outstanding—diluted	434	434	434	434
(a)See discussion and our definitions of FFO and AFFO in this "Non-GAAP Measures and Other Information."
(b)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.

    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 11
Reconciliation of Historical FFO and AFFO per share:

	For the Three Months Ended		For the Twelve Months Ended
(in millions, except per share amounts; totals may not sum due to rounding)	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net income (loss)	$0.83	$0.95	$3.46	$3.86
Real estate related depreciation, amortization and accretion	0.98	0.96	3.90	3.81
Asset write-down charges	0.01	0.02	0.08	0.08
FFO(a)(b)	$1.82	$1.93	$7.43	$7.75
Weighted-average common shares outstanding—diluted	434	434	434	434

FFO (from above)	$1.82	$1.93	$7.43	$7.75
Adjustments to increase (decrease) FFO:
Straight-lined revenues	(0.12)	(0.20)	(0.63)	(0.94)
Straight-lined expenses	0.04	0.04	0.17	0.17
Stock-based compensation expense, net	0.07	0.08	0.36	0.36
Non-cash portion of tax provision	—	—	0.02	0.01
Non-real estate related depreciation, amortization and accretion	0.03	0.03	0.14	0.12
Amortization of non-cash interest expense	0.01	0.01	0.03	0.03
Other (income) expense	—	0.01	0.01	0.02
(Gains) losses on retirement of long-term obligations	—	—	—	0.06
Acquisition and integration costs	—	—	—	0.01
Restructuring charges	0.03	—	0.20	—
Sustaining capital expenditures	(0.06)	(0.07)	(0.19)	(0.22)
AFFO(a)(b)	$1.82	$1.85	$7.55	$7.38
Weighted-average common shares outstanding—diluted	434	434	434	434
(a)See discussion and our definitions of FFO and AFFO, including per share amounts, in this "Non-GAAP Measures and Other Information."
(b)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 12

Reconciliation of Current Outlook for FFO and AFFO:

	Full Year 2024
(in millions; totals may not sum due to rounding)	Outlook(a)
Net income (loss)	$1,213	to	$1,293
Real estate related depreciation, amortization and accretion	$1,634	to	$1,714
Asset write-down charges	$42	to	$52
FFO(b)(c)	$2,951	to	$2,996
Weighted-average common shares outstanding—diluted	435

FFO (from above)	$2,951	to	$2,996
Adjustments to increase (decrease) FFO:
Straight-lined revenues	$(197)	to	$(177)
Straight-lined expenses	$55	to	$75
Stock-based compensation expense, net	$142	to	$146
Non-cash portion of tax provision	$2	to	$17
Non-real estate related depreciation, amortization and accretion	$46	to	$61
Amortization of non-cash interest expense	$9	to	$19
Other (income) expense	$0	to	$9
(Gains) losses on retirement of long-term obligations	$0	to	$0
Acquisition and integration costs	$0	to	$6
Restructuring charges	$0	to	$15
Sustaining capital expenditures	$(85)	to	$(65)
AFFO(b)(c)	$2,980	to	$3,030
Weighted-average common shares outstanding—diluted	435
Reconciliation of Current Outlook for FFO and AFFO per share:

	Full Year 2024
(in millions, except per share amounts; totals may not sum due to rounding)	Outlook per share(a)
Net income (loss)	$2.79	to	$2.97
Real estate related depreciation, amortization and accretion	$3.76	to	$3.94
Asset write-down charges	$0.10	to	$0.12
FFO(b)(c)	$6.78	to	$6.89
Weighted-average common shares outstanding—diluted	435

FFO (from above)	$6.78	to	$6.89
Adjustments to increase (decrease) FFO:
Straight-lined revenues	$(0.45)	to	$(0.41)
Straight-lined expenses	$0.13	to	$0.17
Stock-based compensation expense, net	$0.33	to	$0.34
Non-cash portion of tax provision	$0.00	to	$0.04
Non-real estate related depreciation, amortization and accretion	$0.11	to	$0.14
Amortization of non-cash interest expense	$0.02	to	$0.04
Other (income) expense	$0.00	to	$0.02
(Gains) losses on retirement of long-term obligations	$0.00	to	$0.00
Acquisition and integration costs	$0.00	to	$0.01
Restructuring charges	$0.00	to	$0.03
Sustaining capital expenditures	$(0.20)	to	$(0.15)
AFFO(b)(c)	$6.85	to	$6.97
Weighted-average common shares outstanding—diluted	435
(a)As issued on January 24, 2024.
(b)See discussion and our definitions of FFO and AFFO, including per share amounts, in this "Non-GAAP Measures and Other Information."
(c)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 13
Components of Changes in Site Rental Revenues for the Quarters Ended December 31, 2023 and 2022:

	Three Months Ended December 31,
(dollars in millions; totals may not sum due to rounding)	2023	2022
Components of changes in site rental revenues:
Prior year site rental billings(a)	$1,348	$1,290

Core leasing activity(a)	79	73
Escalators	24	27
Non-renewals(a)	(36)	(43)
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations(a)	67	57
Payments for Sprint Cancellations(a)(b)	10	—
Non-renewals associated with Sprint Cancellations(a)(b)	(7)	—
Organic Contribution to Site Rental Billings(a)	70	57
Straight-lined revenues	51	85
Amortization of prepaid rent	134	145
Acquisitions(c)	1	1
Other	—	—
Total site rental revenues	$1,603	$1,578

Year-over-year changes in revenues:
Site rental revenues as a percentage of prior year site rental revenues	1.6%	7.1%
Changes in revenues as a percentage of prior year site rental billings:
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations(a)	4.9%	4.3%
Organic Contribution to Site Rental Billings(a)	5.2%	4.3%
(a)See our definitions of site rental billings, core leasing activity, non-renewals, Sprint Cancellations, Organic Contribution to Site Rental Billings and Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations in this "Non-GAAP Measures and Other Information."
(b)In the fourth quarter 2023, we received $2 million and $8 million of payments for Sprint Cancellations that related to small cells and fiber solutions, respectively, and $5 million and $2 million of non-renewals associated with Sprint Cancellations that related to small cells and fiber solutions, respectively.
(c)Represents the contribution from recent acquisitions. The financial impact of recent acquisitions is excluded from Organic Contribution to Site Rental Billings, including as Adjusted for Impact of Sprint Cancellations, until the one-year anniversary of such acquisitions.

    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 14
Components of Changes in Site Rental Revenues for Full Year 2023 Actual and Current Outlook for Full Year 2024:

(dollars in millions; totals may not sum due to rounding)	Full Year 2023	Full Year 2024 Outlook(a)
Components of changes in site rental revenues:
Prior year site rental billings excluding payments for Sprint Cancellations(b)	$5,310	$5,505
Prior year payments for Sprint Cancellations(b)	—	$170
Prior year site rental billings(b)	5,310	$5,675

Core leasing activity(b)	275	$305	to	$335
Escalators	96	$95	to	$105
Non-renewals(b)	(158)	$(165)	to	$(145)
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations(b)	212	$245	to	$285
Payments for Sprint Cancellations(b)(c)	170	$(170)	to	$(160)
Non-renewals associated with Sprint Cancellations(b)(c)	(21)	$(10)	to	$(10)
Organic Contribution to Site Rental Billings(b)	361	$70	to	$110
Straight-lined revenues	274	$175	to	$200
Amortization of prepaid rent	584	$410	to	$435
Acquisitions(d)	4	—
Other	—	—
Total site rental revenues	$6,532	$6,347	to	$6,392

Year-over-year changes in revenues:(e)
Site rental revenues as a percentage of prior year site rental revenues	3.9%	(2.5)%
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations as a percentage of prior year site rental billings excluding payments for Sprint Cancellations(b)	4.0%	4.8%
Organic Contribution to Site Rental Billings as a percentage of prior year site rental billings(b)	6.8%	1.6%
(a)As issued on January 24, 2024 and unchanged from the previous full year 2024 Outlook issued on October 18, 2023.
(b)See our definitions of site rental billings, core leasing activity, non-renewals, Sprint Cancellations, Organic Contribution to Site Rental Billings, and Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations in this "Non-GAAP Measures and Other Information."
(c)In 2023, we received $104 million and $66 million of payments for Sprint Cancellations that related to small cells and fiber solutions, respectively, and $14 million and $7 million of non-renewals associated with Sprint Cancellations that related to small cells and fiber solutions, respectively. These payments are non-recurring and therefore reduce full year 2024 Organic Contribution to Site Rental Billings by the same amount.
(d)Represents the contribution from recent acquisitions. The financial impact of recent acquisitions is excluded from Organic Contribution to Site Rental Billings, including as Adjusted for Impact of Sprint Cancellations, until the one-year anniversary of such acquisitions.
(e)Calculated based on midpoint of respective full year Outlook, where applicable.

    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 15
Components of Capital Expenditures:(a)

	For the Three Months Ended
	December 31, 2023				December 31, 2022
(in millions)	Towers	Fiber	Other	Total	Towers	Fiber	Other	Total
Discretionary capital expenditures:
Communications infrastructure improvements and other capital projects	$21	$288	$7	$316	$29	$307	$7	$343
Purchases of land interests	13	—	—	13	16	—	—	16
Sustaining capital expenditures	—	15	13	28	3	6	21	30
Total capital expenditures	$34	$303	$20	$357	$48	$313	$28	$389

	For the Twelve Months Ended
	December 31, 2023				December 31, 2022
(in millions)	Towers	Fiber	Other	Total	Towers	Fiber	Other	Total
Discretionary capital expenditures:
Communications infrastructure improvements and other capital projects	$122	$1,131	$24	$1,277	$121	$1,017	$24	$1,162
Purchases of land interests	64	—	—	64	53	—	—	53
Sustaining capital expenditures	8	44	31	83	11	41	43	95
Total capital expenditures	$194	$1,175	$55	$1,424	$185	$1,058	$67	$1,310
Outlook for Discretionary Capital Expenditures Less Prepaid Rent Additions:(a)(d)

(in millions)	Full Year 2024 Outlook(b)
Discretionary capital expenditures	$1,530	to	$1,630
Less: Prepaid rent additions(c)	~$430
Discretionary capital expenditures less prepaid rent additions	$1,100	to	$1,200
Components of Interest Expense:

	For the Three Months Ended
(in millions)	December 31, 2023	December 31, 2022
Interest expense on debt obligations	$220	$189
Amortization of deferred financing costs and adjustments on long-term debt	7	6
Capitalized interest	(4)	(3)
Interest expense and amortization of deferred financing costs, net	$223	$192
Outlook for Components of Interest Expense:

(in millions)	Full Year 2024 Outlook(b)
Interest expense on debt obligations	$922	to	$962
Amortization of deferred financing costs and adjustments on long-term debt	$20	to	$30
Capitalized interest	$(17)	to	$(7)
Interest expense and amortization of deferred financing costs, net	$933	to	$978
(a)See our definitions of discretionary capital expenditures and sustaining capital expenditures in this "Non-GAAP Measures and Other Information."
(b)As issued on January 24, 2024 and unchanged from the previous full year 2024 Outlook issued on October 18, 2023.
(c)Reflects up-front consideration from long-term tenant contracts (commonly referred to as prepaid rent) that are amortized and recognized as revenue over the associated estimated lease term in accordance with GAAP.
(d)Outlook reflects discretionary capital expenditures, exclusive of sustaining capital expenditures. See "Non-GAAP Measures and Other Information" for our definitions of discretionary capital expenditures and sustaining capital expenditures.

    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 16
Debt Balances and Maturity Dates as of December 31, 2023:

(in millions)	Face Value(a)	Final Maturity
Cash, cash equivalents and restricted cash	$281

Senior Secured Notes, Series 2009-1, Class A-2(b)	40	Aug. 2029
Senior Secured Tower Revenue Notes, Series 2015-2(c)	700	May 2045
Senior Secured Tower Revenue Notes, Series 2018-2(c)	750	July 2048
Finance leases and other obligations	271	Various
Total secured debt	$1,761
2016 Revolver(d)	670	July 2027
2016 Term Loan A(e)	1,162	July 2027
Commercial Paper Notes(f)	—	N/A
3.200% Senior Notes	750	Sept. 2024
1.350% Senior Notes	500	July 2025
4.450% Senior Notes	900	Feb. 2026
3.700% Senior Notes	750	June 2026
1.050% Senior Notes	1,000	July 2026
2.900% Senior Notes	750	Mar. 2027
4.000% Senior Notes	500	Mar. 2027
3.650% Senior Notes	1,000	Sept. 2027
5.000% Senior Notes	1,000	Jan. 2028
3.800% Senior Notes	1,000	Feb. 2028
4.800% Senior Notes	600	Sept. 2028
4.300% Senior Notes	600	Feb. 2029
5.600% Senior Notes	750	June 2029
3.100% Senior Notes	550	Nov. 2029
3.300% Senior Notes	750	July 2030
2.250% Senior Notes	1,100	Jan. 2031
2.100% Senior Notes	1,000	Apr. 2031
2.500% Senior Notes	750	July 2031
5.100% Senior Notes	750	May 2033
5.800% Senior Notes	750	Mar. 2034
2.900% Senior Notes	1,250	Apr. 2041
4.750% Senior Notes	350	May 2047
5.200% Senior Notes	400	Feb. 2049
4.000% Senior Notes	350	Nov. 2049
4.150% Senior Notes	500	July 2050
3.250% Senior Notes	900	Jan. 2051
Total unsecured debt	$21,332
Net Debt(g)	$22,812
(a)Net of required principal amortizations.
(b)The Senior Secured Notes, 2009-1, Class A-2 principal amortizes over a period ending in August 2029.
(c)If the respective series of Tower Revenue Notes are not paid in full on or prior to an applicable anticipated repayment date, then the Excess Cash Flow (as defined in the indenture) of the issuers of such notes will be used to repay principal of the applicable series, and additional interest (of an additional approximately 5% per annum) will accrue on the respective series. The Senior Secured Tower Revenue Notes, 2015-2 and 2018-2 have anticipated repayment dates in 2025 and 2028, respectively. Notes are prepayable at par if voluntarily repaid within eighteen months of maturity; earlier prepayment may require additional consideration.
(d)As of December 31, 2023, the undrawn availability under the $7.0 billion 2016 Revolver was $6.3 billion. The Company pays a commitment fee on the undrawn available amount, which as of December 31, 2023 ranged from 0.080% to 0.300%, based on the Company's senior unsecured debt rating, per annum.
(e)The 2016 Term Loan A principal amortizes over a period ending in July 2027.
(f)As of December 31, 2023, the Company had $2.0 billion available for issuance under its $2.0 billion unsecured commercial paper program. The maturities of the Commercial Paper Notes, when outstanding, may vary but may not exceed 397 days from the date of issue.
(g)See further information on, and our definition and calculation of, Net Debt in this "Non-GAAP Measures and Other Information."

    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 17
Cautionary Language Regarding Forward-Looking Statements
This news release contains forward-looking statements and information that are based on our management's current expectations as of the date of this news release. Statements that are not historical facts are hereby identified as forward-looking statements. In addition, words such as "estimate," "see," "anticipate," "project," "plan," "intend," "believe," "expect," "likely," "predicted," "positioned," "continue," "target," "focus," and any variations of these words and similar expressions are intended to identify forward-looking statements. Such statements include our full year 2024 Outlook and plans, projections, expectations and estimates regarding (1) the value of our business model and strategy and the demand for our communications infrastructure, (2) revenue growth and its driving factors, (3) net income (loss) (including on a per share basis), (4) AFFO (including on a per share basis) and its components and growth, (5) Adjusted EBITDA and its components and growth, (6) Organic Contribution to Site Rental Billings (including as Adjusted for Impact of Sprint Cancellations) and its components and growth, (7) site rental revenues and its components and growth, (8) interest expense, (9) the impact of Sprint Cancellations on our operating and financial results, (10) services contribution, (11) the growth in our business and its driving factors, (12) discretionary capital expenditures, (13) prepaid rent additions and amortization, (14) core leasing activity, (15) site rental billings, (16) Fiber business review and the potential impacts and benefits therefrom, (17) small cell deployment, including timing and billing with respect thereto, and (18) leadership structure benefits. All future dividends are subject to declaration by our board of directors.
Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and the following:
•Our business depends on the demand for our communications infrastructure (including towers, small cells and fiber), driven primarily by demand for data, and we may be adversely affected by any slowdown in such demand. Additionally, a reduction in the amount or change in the mix of network investment by our tenants may materially and adversely affect our business (including reducing demand for our communications infrastructure or services).
•A substantial portion of our revenues is derived from a small number of tenants, and the loss, consolidation or financial instability of any of such tenants may materially decrease revenues, reduce demand for our communications infrastructure and services and impact our dividend per share growth.
•The expansion or development of our business, including through acquisitions, increased product offerings or other strategic growth opportunities, may cause disruptions in our business, which may have an adverse effect on our business, operations or financial results.
•Our Fiber segment has expanded rapidly, and the Fiber business model contains certain differences from our Towers business model, resulting in different operational risks. If we do not successfully operate our Fiber business model or identify or manage the related operational risks, such operations may produce results that are lower than anticipated.
•Failure to timely, efficiently and safely execute on our construction projects could adversely affect our business.
•New technologies may reduce demand for our communications infrastructure or negatively impact our revenues.
•If we fail to retain rights to our communications infrastructure, including the rights to land under our towers and the right-of-way and other agreements related to our small cells and fiber, our business may be adversely affected.
•Our services business has historically experienced significant volatility in demand, which reduces the predictability of our results.
•If radio frequency emissions from wireless handsets or equipment on our communications infrastructure are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs or revenues.
•Cybersecurity breaches or other information technology disruptions could adversely affect our operations, business and reputation.
•Our business may be adversely impacted by climate-related events, natural disasters, including wildfires, and other unforeseen events.
•As a result of competition in our industry, we may find it more difficult to negotiate favorable rates on our new or renewing tenant contracts.
•New wireless technologies may not deploy or be adopted by tenants as rapidly or in the manner projected.
•Our focus on and disclosure of our Environmental, Social and Governance position, metrics, strategy, goals and initiatives expose us to potential litigation and other adverse effects to our business.
•We operate in a challenging labor market and failure to attract, recruit and retain qualified and experienced employees could adversely affect our business, operations and costs.
•Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.
•We have a substantial amount of indebtedness. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets, possibly on unfavorable terms, to meet our debt payment obligations.
    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 18
•Sales or issuances of a substantial number of shares of our common stock or securities convertible into shares of our common stock may adversely affect the market price of our common stock.
•Certain provisions of our restated certificate of incorporation, as amended, amended and restated by-laws and operative agreements, and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.
•If we fail to comply with laws or regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.
•Future dividend payments to our stockholders will reduce the availability of our cash on hand available to fund future discretionary investments, and may result in a need to incur indebtedness or issue equity securities to fund growth opportunities. In such event, the then current economic, credit market or equity market conditions will impact the availability or cost of such financing, which may hinder our ability to grow our per share results of operations.
•Remaining qualified to be taxed as a Real Estate Investment Trust ("REIT") involves highly technical and complex provisions of the Code. Failure to remain qualified as a REIT would result in our inability to deduct dividends to stockholders when computing our taxable income, thereby increasing our tax obligations and reducing our available cash.
•Complying with REIT requirements, including the 90% distribution requirement, may limit our flexibility or cause us to forgo otherwise attractive opportunities, including certain discretionary investments and potential financing alternatives.
•REIT related ownership limitations and transfer restrictions may prevent or restrict certain transfers of our capital stock.
Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC. Our filings with the SEC are available through the SEC website at www.sec.gov or through our investor relations website at investor.crowncastle.com. We use our investor relations website to disclose information about us that may be deemed to be material. We encourage investors, the media and others interested in us to visit our investor relations website from time to time to review up-to-date information or to sign up for e-mail alerts to be notified when new or updated information is posted on the site.
As used in this release, the term "including," and any variation thereof, means "including without limitation."

    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 19

CROWN CASTLE INC. CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (Amounts in millions, except par values)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$105	$156
Restricted cash	171	166
Receivables, net	481	593
Prepaid expenses	103	102
Deferred site rental receivables	116	127
Other current assets	56	73
Total current assets	1,032	1,217
Deferred site rental receivables	2,239	1,954
Property and equipment, net	15,666	15,407
Operating lease right-of-use assets	6,187	6,526
Goodwill	10,085	10,085
Other intangible assets, net	3,179	3,596
Other assets, net	139	136
Total assets	$38,527	$38,921

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$252	$236
Accrued interest	219	183
Deferred revenues	605	736
Other accrued liabilities	342	407
Current maturities of debt and other obligations	835	819
Current portion of operating lease liabilities	332	350
Total current liabilities	2,585	2,731
Debt and other long-term obligations	22,086	20,910
Operating lease liabilities	5,561	5,881
Other long-term liabilities	1,914	1,950
Total liabilities	32,146	31,472
Commitments and contingencies
Stockholders' equity:
Common stock, 0.01 par value; 1,200 shares authorized; shares issued and outstanding: December 31, 2023—434 and December 31, 2022—433	4	4
Additional paid-in capital	18,270	18,116
Accumulated other comprehensive income (loss)	(4)	(5)
Dividends/distributions in excess of earnings	(11,889)	(10,666)
Total equity	6,381	7,449
Total liabilities and equity	$38,527	$38,921
    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 20

CROWN CASTLE INC. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (Amounts in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net revenues:
Site rental	$1,603	$1,578	$6,532	$6,289
Services and other	71	186	449	697
Net revenues	1,674	1,764	6,981	6,986
Operating expenses:
Costs of operations:(a)
Site rental	407	400	1,664	1,602
Services and other	48	122	316	466
Selling, general and administrative	178	192	759	750
Asset write-down charges	3	8	33	34
Acquisition and integration costs	—	1	1	2
Depreciation, amortization and accretion	439	431	1,754	1,707
Restructuring charges	13	—	85	—
Total operating expenses	1,088	1,154	4,612	4,561
Operating income (loss)	586	610	2,369	2,425
Interest expense and amortization of deferred financing costs, net	(223)	(192)	(850)	(699)
Gains (losses) on retirement of long-term obligations	—	—	—	(28)
Interest income	5	2	15	3
Other income (expense)	(2)	(5)	(6)	(10)
Income (loss) before income taxes	366	415	1,528	1,691
Benefit (provision) for income taxes	(5)	(2)	(26)	(16)
Net income (loss)	$361	$413	$1,502	$1,675

Net income (loss), per common share:
Basic	$0.84	$0.95	$3.46	$3.87
Diluted	$0.83	$0.95	$3.46	$3.86
Weighted-average common shares outstanding:
Basic	434	433	434	433
Diluted	434	434	434	434
(a)Exclusive of depreciation, amortization and accretion shown separately.
    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 21

CROWN CASTLE INC. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (In millions of dollars)

	Twelve Months Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$1,502	$1,675
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	1,754	1,707
(Gains) losses on retirement of long-term obligations	—	28
Amortization of deferred financing costs and other non-cash interest	29	17
Stock-based compensation expense, net	157	156
Asset write-down charges	33	34
Deferred income tax (benefit) provision	8	3
Other non-cash adjustments, net	14	5
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in liabilities	(243)	(286)
Decrease (increase) in assets	(128)	(461)
Net cash provided by (used for) operating activities	3,126	2,878
Cash flows from investing activities:
Capital expenditures	(1,424)	(1,310)
Payments for acquisitions, net of cash acquired	(96)	(35)
Other investing activities, net	1	(7)
Net cash provided by (used for) investing activities	(1,519)	(1,352)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	3,843	748
Principal payments on debt and other long-term obligations	(79)	(74)
Purchases and redemptions of long-term debt	(750)	(1,274)
Borrowings under revolving credit facility	3,613	3,495
Payments under revolving credit facility	(4,248)	(2,855)
Net borrowings (repayments) under commercial paper program	(1,241)	976
Payments for financing costs	(39)	(14)
Purchases of common stock	(30)	(65)
Dividends/distributions paid on common stock	(2,723)	(2,602)
Net cash provided by (used for) financing activities	(1,654)	(1,665)
Net increase (decrease) in cash, cash equivalents and restricted cash	(47)	(139)
Effect of exchange rate changes on cash	1	—
Cash, cash equivalents and restricted cash at beginning of period	327	466
Cash, cash equivalents and restricted cash at end of period	$281	$327
Supplemental disclosure of cash flow information:
Interest paid	800	684
Income taxes paid (refunded)	18	10
    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 22

CROWN CASTLE INC. SEGMENT OPERATING RESULTS (UNAUDITED) (In millions of dollars)

SEGMENT OPERATING RESULTS
	Three Months Ended December 31, 2023				Three Months Ended December 31, 2022
	Towers	Fiber	Other	Total	Towers	Fiber	Other	Total
Segment site rental revenues	$1,079	$524		$1,603	$1,086	$492		$1,578
Segment services and other revenues	65	6		71	183	3		186
Segment revenues	1,144	530		1,674	1,269	495		1,764
Segment site rental costs of operations	231	168		399	230	161		391
Segment services and other costs of operations	42	4		46	117	2		119
Segment costs of operations(a)(b)	273	172		445	347	163		510
Segment site rental gross margin(c)	848	356		1,204	856	331		1,187
Segment services and other gross margin(c)	23	2		25	66	1		67
Segment selling, general and administrative expenses(b)	19	47		66	30	50		80
Segment operating profit(c)	852	311		1,163	892	282		1,174
Other selling, general and administrative expenses(b)			$87	87			$84	84
Stock-based compensation expense, net			31	31			36	36
Depreciation, amortization and accretion			439	439			431	431
Restructuring charges			13	13			—	—
Interest expense and amortization of deferred financing costs, net			223	223			192	192
Other (income) expenses to reconcile to income (loss) before income taxes(d)			4	4			16	16
Income (loss) before income taxes				$366				$415
(a)Exclusive of depreciation, amortization and accretion shown separately.
(b)Segment costs of operations exclude (1) stock-based compensation expense, net of $6 million and $8 million for the three months ended December 31, 2023 and 2022, respectively and (2) prepaid lease purchase price adjustments of $4 million for each of the three months ended December 31, 2023 and 2022. Segment selling, general and administrative expenses and other selling, general and administrative expenses exclude stock-based compensation expense, net of $25 million and $28 million for the three months ended December 31, 2023 and 2022, respectively.
(c)See "Non-GAAP Measures and Other Information" for a discussion and our definitions of segment site rental gross margin, segment services and other gross margin and segment operating profit.
(d)See condensed consolidated statement of operations for further information.
    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 23

SEGMENT OPERATING RESULTS
	Twelve Months Ended December 31, 2023				Twelve Months Ended December 31, 2022
	Towers	Fiber	Other	Total	Towers	Fiber	Other	Total
Segment site rental revenues	$4,313	$2,219		$6,532	$4,322	$1,967		$6,289
Segment services and other revenues	421	28		449	685	12		697
Segment revenues	4,734	2,247		6,981	5,007	1,979		6,986
Segment site rental costs of operations	943	686		1,629	918	650		1,568
Segment services and other costs of operations	294	12		306	447	9		456
Segment costs of operations(a)(b)	1,237	698		1,935	1,365	659		2,024
Segment site rental gross margin(c)	3,370	1,533		4,903	3,404	1,317		4,721
Segment services and other gross margin(c)	127	16		143	238	3		241
Segment selling, general and administrative expenses(b)	104	194		298	115	190		305
Segment operating profit(c)	3,393	1,355		4,748	3,527	1,130		4,657
Other selling, general and administrative expenses(b)			$333	333			$317	317
Stock-based compensation expense, net			157	157			156	156
Depreciation, amortization and accretion			1,754	1,754			1,707	1,707
Restructuring charges			85	85			—	—
Interest expense and amortization of deferred financing costs, net			850	850			699	699
Other (income) expenses to reconcile to income (loss) before income taxes(d)			41	41			87	87
Income (loss) before income taxes				$1,528				$1,691
(a)Exclusive of depreciation, amortization and accretion shown separately.
(b)Segment costs of operations exclude (1) stock-based compensation expense, net of $29 million and $28 million for the twelve months ended December 31, 2023 and 2022, respectively, and (2) prepaid lease purchase price adjustments of $16 million for each of the twelve months ended December 31, 2023 and 2022. Segment selling, general and administrative expenses and other selling, general and administrative expenses exclude stock-based compensation expense, net of $128 million for each of the twelve months ended December 31, 2023 and 2022.
(c)See "Non-GAAP Measures and Other Information" for a discussion and our definitions of segment site rental gross margin, segment services and other gross margin and segment operating profit.
(d)See condensed consolidated statement of operations for further information.
    The pathway to possible.
     CrownCastle.com